Exhibit 10.12

MURPHY USA INC.
PERFORMANCE STOCK UNIT GRANT AGREEMENT

Performance Stock Unit Grant ID:	Name of Awardee:	Number of Performance Stock Units Subject to this Award:
[[GRANTNUMBER]]	[[FIRSTNAME]] [[LASTNAME]]	[[SHARESGRANTED]]

This Performance Stock Unit Award (the “Award”), granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Long-Term Incentive Plan as amended and restated effective as of February 9, 2017 (the “Plan”), is subject to the provisions set forth herein and in the Plan. Capitalized terms not defined herein shall have the meaning set forth in the Plan.
1.The Company hereby grants to the individual named above (the “Awardee”) the target number of Performance Stock Units (the “Target Units”), each equal in value to one share of the $0.01 par value Common Stock of the Company outlined above. Performance Stock Units are earned over three (3) years beginning January 1, 20[•] and ending on December 31, 20[•] (the “Performance Period”). The maximum number of Performance Stock Units that can be earned is 200% of the Target Units. This Award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to this Award.
2.Subject to paragraph 3 below, in the event that the Performance Measure[s] (as defined below) [is/are] satisfied, the number of Performance Stock Units earned will be determined by the Committee and the Awardee will be paid one Share for each Performance Stock Unit earned, together with any Dividend Shares (as defined below), during the first quarter of the fiscal year immediately following the completion of the Performance Period. This Award shall not be earned if the delivery of Shares hereunder would be a violation of any applicable law, rule or regulation. Such Shares paid, together with any Dividend Shares paid, will be the net Shares earned less the number of Shares which must be withheld to satisfy the tax withholding requirements applicable to such payment of Shares.
3.This Agreement shall terminate and the Awardee’s rights under this Agreement shall be forfeited if the Awardee’s employment with the Company is terminated for any reason other than death or Normal Termination. In the event of the Awardee’s death or Normal Termination, the Awardee will be eligible to receive the pro-rata number of Shares earned for performance completed for the full Performance Period as set forth in paragraph 2 based upon the number of full months worked during the Performance Period up to the time of death or Normal Termination. In the event that the Performance Measure[s] [is/are] satisfied, the pro-rated number of Performance Stock Units earned will be determined by the Committee and the Awardee will be paid one Share for each Performance Stock Unit earned, together with any Dividend Shares, during the first quarter of the fiscal year immediately following the completion of the Performance Period.
4.The Committee established the following performance measure[s] for this Award as follows (the “Performance Measure[s]”):

[•] percent ([•]%) of the Target Units are subject to [•] (the “[•] Units”). The portion of the [•] Units earned will be interpolated for points between the threshold and maximum achievement levels set forth below. Achievement of [•] and corresponding earning of the [•] Units (if any) shall be as follows:

Achievement Level	[Performance Goal]	Percent of [•] Units Earned
Maximum		[•]%
Target		[•]%
Threshold		[•]%
Below Threshold		[•]%

5.Unless the Committee shall otherwise determine, this Award will fully vest and 100% of the Performance Stock Units will be deemed to be earned at the target level of [the/each] Performance Measure and Shares, including any Dividend Shares, will be issued, without restrictions, upon the occurrence of a Change in Control.
6.The Awardee’s right to this Award may not be sold, pledged, or otherwise transferred (except as hereinafter provided) and any attempts to sell, pledge, assign or otherwise transfer shall be void and the Awardee’s rights to the Performance Stock Units shall therefore be forfeited. The Awardee’s right to such Performance Stock Units shall, however, be transferable by will or pursuant to the laws of descent and distribution or the Awardee may make a written designation of a beneficiary on the form prescribed by the Company, which beneficiary (if any) shall succeed to the Awardee’s rights under this Agreement in the event of the Awardee’s death.
7.In the event of any relevant changes in the capitalization of the Company subsequent to the Grant Date, the number of Performance Stock Units herein shall be adjusted to reflect such change in capitalization in accordance with the Plan.
8.The Awardee shall have no voting rights with respect to Shares underlying the Performance Stock Units or any Dividend Shares unless and until such Shares with respect to the Performance Stock Units or Dividend Shares are issued and are reflected as issued and outstanding shares on the Company’s stock ledger.
9.Unless otherwise determined by the Committee, if a dividend or other distribution is paid on Shares during the period commencing on the first day of the Performance Period and ending on the date on which the Shares underlying any Performance Stock Units earned are distributed to the Awardee, the Awardee shall receive a number of Dividend Equivalents to be paid in a number of whole and fractional Shares (“Dividend Shares”) with a value equal to the amount of the dividends or other distribution that the Awardee would have received had the Shares underlying the Target Units been distributed to the Awardee based on the Closing Price of the Common Stock on the record date for such dividend or other distribution. Any such Dividend Equivalents shall be subject to the Performance Measure[s]

as if granted as part of the Target Units and may earned and paid to the Awardee at the same time as, and shall be subject to the same vesting and forfeiture provisions as set forth in this Agreement with respect to, the Performance Stock Units. No Dividend Equivalents will be paid to the Awardee with respect to any canceled or forfeited Performance Stock Units.
10.Nothing contained in this Agreement shall confer or be deemed to confer upon the Awardee any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate the Awardee’s employment at any time with or without assigning a reason therefore.
11.The Plan and this Agreement are administered by the Committee. The Committee has the full authority to interpret and administer the Plan consistent with the terms and provisions of the plan document.

Murphy USA Inc.

Attest: /s/Gregory L. Smith	/s/R. Andrew Clyde
Gregory L. Smith	R. Andrew Clyde
Corporate Secretary	President & Chief Executive Officer